AGREEMENT
FOR
TERMINATION OF
DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Agreement is made effective as of November 19, 2002 (the Effective Date) by and between SpectRx, Inc. and Welch Allyn, Inc.

RECITALS

The parties entered into a Development and Commercialization Agreement effective as of December 31, 1998 (the Development Agreement), which is attached hereto for reference; and

The parties desire to terminate the Development Agreement by mutual consent in accordance with section 15.1 of the Development Agreement and to resolve matters relevant to such termination.

In consideration of the mutual covenants continued herein, and other sufficient consideration, the Parties agree as follows:

1. Definitions.

1.1 Except as provided herein, terms defined in the Development Agreement, designated by capitalization of their initial letters, will have the same meanings when used in this Agreement.

1.2 Section 1.21 of the Development Agreement is amended effective as of the Termination Date as follows: "Non-Product Field means all fields of use of the Developed Technology other than the Product Field."

1.3 Section 1.25 of the Development Agreement is amended effective as of the Termination Date as follows: "Product Field means any device or method for diagnosing cervical cancer that uses [*] to reveal the morphological, biochemical, or other characteristics of the target. The Product Field excludes the use of [*] for diagnosing cervical cancer [*] made by the target cells."

2. Termination of the Development Agreement.

2.1 The Development Agreement is hereby terminated with retroactive effect as of December 10, 2001 (the Termination Date), and except as provided herein, all obligations of the parties under the Development Agreement are cancelled as of the Termination Date, including without limitation the obligation to equally co-fund Expenditures for the Project.

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3. Equalization of Expenditures and Ownership of Project Assets.

3.1 The Parties acknowledge that Expenditures for the first 3 quarters of 2001 previously have been equalized between the Parties in accordance with the Cash Expenditure Equalization Procedure. The Parties agree that the sum of [*] (the Equalizing Payment) is payable from Welch Allyn to SpectRx to equalize Expenditures for the 4th quarter of 2001, through the Termination Date.

3.2 Welch Allyn hereby transfers and conveys to SpectRx, Welch Allyn's ownership rights and title in all assets presently in the possession of SpectRx which were acquired with Expenditures for the Project. SpectRx agrees that Welch Allyn shall be entitled to a credit / setoff in the amount of [*], to be applied against the Equalizing Payment [(*)] described in section 3.1 above.

3.3 Welch Allyn will pay to SpectRx coincident with the execution of this agreement the sum of [*] as the net payment in full and final satisfaction of the Equalizing Payment payable under the Development Agreement, based on the Cash Expenditure Equalization Procedure for 2001.

4. Rights to Separately-Owned Intellectual Property.

4.1 Each Party shall retain sole ownership of the intellectual property reduced to practice by its personnel outside of the scope of the Project, as provided in Sections 7.1 and 7.2 of the Development Agreement. Exhibit A attached to this Agreement identifies the primary Separately-Owned Intellectual Property related to the Development Agreement.

5. Rights to Developed Technology.

5.1 All intellectual property created, developed, or reduced to practice by the Parties in performance of the Project after the effective date of the Development Agreement and through the Termination Date is classified as Developed Technology, owned jointly by the Parties. Developed Technology does not contain any Derived Technology which would be solely owned by either Party. Developed Technology created, developed, or reduced to practice by SpectRx in performance of the Project after the Termination Date shall be classified as SpectRx Intellectual Property. Exhibit B attached to this Agreement identifies the primary Developed Technology, including, as of the Termination Date, the Patents and Trade Secrets protecting the Developed Technology and the "patentable" items for which patent applications are filed or may be filed to protect the Developed Technology. Promptly after the Effective Date of this Agreement the Parties each shall undertake the actions necessary to provide to the other Party the documentation and know how (The required effort for providing know how shall be all pertinent documentation and a summary explanation of the documentation, if required.) reasonably required to enable the other Party to utilize and practice the Developed Technology.

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5.2 Each Party shall have the right to use and practice the Developed Technology in Non-Product Fields without restriction as provided in section 7.3 of the Development Agreement.

5.3 SpectRx shall have the right to use Developed Technology in the Product Field subject to the terms and conditions set forth in Sections 5.5 and 5.6 following, and WA shall have the right to use Developed Technology in the Product Field subject to the terms and conditions set forth in Sections 5.4 and 5.6 following.

5.4 Prior to [*], Welch Allyn will not conduct research on, develop, make, market, distribute, import, sell, or otherwise use a device that screens for, detects, or diagnoses cervical cancer using Developed Technology in vivo. However, during this period, Welch Allyn shall have the right to:

a) Use Developed Technology to conduct research on, develop, make, market, distribute, import, sell, or otherwise use devices using optical spectroscopy to perform screening tests (in vitro only) for cervical cancer based on detection of specific biomolecules or intra-cellular structures, and

b) Use technology other than Developed Technology to conduct research on, develop, make, market, distribute, import, sell, or otherwise use devices to perform tests for cervical cancer, without limitation (regardless of whether tests are in vivo or in vitro or use optical spectroscopy or other means of testing).

Welch Allyn will not be restricted by this covenant after its expiration on [*].

5.5 For so long as Welch Allyn has not commercialized, directly or indirectly through a licensee or sublicensee, a product using Developed Technology in the Product Field, SpectRx will pay Welch Allyn [*] if it commercializes a product in the Product Field that infringes a valid claim of a Developed Technology Patent or that embodies a trade secret included within Developed Technology. If such product is first commercialized outside of the US, the [*] will be payable in one installment, due two years after the first sale, and if such product is first commercialized in the US, the [*] will be paid in two installments of [*] each, the first payable one year after the first sale and the second payable two years after the first sale.

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5.6 If one Party commercializes a product, directly or indirectly through a licensee, in the Product Field that infringes a valid claim of a Developed Technology Patent or embodies a Trade Secret comprising Developed Technology (a DT Product) and at the time of such commercialization, the other Party has not commercialized a DT Product, the Party commercializing the DT Product will pay the other Party a royalty of [*] of the net sales of the DT Product up to the following maximum amounts: a) for SpectRx, its Expenditures under the Development Agreement in the amount of [*], and b) for Welch Allyn, its Expenditures under the Development Agreement in the amount of [*], less the sum of i) [*] plus ii) the amount of the setoff / credit for expenses of prosecution and maintenance of Patents as described in Section 5.7 below. (Net sales means gross sales less returns, customary trade discounts, and separately-stated amounts for freight, insurance, excise tax, and tariffs.) If either Party licenses the Developed Technology to a third party which commercializes a DT Product, for purposes of this Agreement, net sales of the DT Product by the third party licensee shall be treated as net sales of the DT Product by the Party licensing the Developed Technology, and such net sales will be subject to the royalties described in this section. If the Party receiving the royalties pursuant to this section subsequently also commercializes a DT Product, that Party will refund to the Party that paid the royalties the amount of the royalties paid under this section. The refund will be paid in equal monthly installments over a period equal to the longer of: i) 12 months, or ii) the period required to amortize the refund with payments of [*] per month.

Each party must permanently and legibly mark all products embodied by Developed Technology and documentation manufactured or sold by it under this Agreement with a patent notice as may be permitted or required under Title 35, United States Code.

5.7 SpectRx will determine the elements of Developed Technology reduced to practice prior to the Termination Date for which patent applications should be prosecuted (Patents), and the jurisdictions in which such applications should be pursued. SpectRx shall be entitled to set off against the amounts payable to Welch Allyn as mentioned in section 5.6 above, 50% of the out of pocket expenses incurred to prosecute, have issued, and maintain such Patents not to exceed [*], plus 50% of the out of pocket expenses of legal or administrative proceedings relating to the Patents, not to exceed [*]. One half of the amount to be set off shall be applied against the first installments of royalties payable to Welch Allyn, and one half of the amount the set off shall be applied against the last installments of royalties payable to Welch Allyn. The parties will be co-owners of any patents issued for Developed Technology, as provided in the Development Agreement.

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5.8 If either Party desires to grant an exclusive license of the Developed Technology to any qualified third party for use in the Product Field or any Non-Product Field, the Parties will negotiate in good faith to cooperatively grant such licenses (although the terms of licenses as to which any party may agree shall be determined by such party in its sole discretion), but only on the condition that neither Party contemplates exploiting the Developed Technology by making, having made, marketing, importing, distributing, selling, or otherwise using a product in the field of use proposed for the third party license.

6. Rights to Other Non-Developed Technology

6.1 There exists certain technology that the Parties have agreed to define as non-developed technology ("Other Non-Developed Technology") that is not included in either Separately Owned Intellectual Property or Developed Technology. Exhibit C attached to this Agreement identifies the primary Other Non-Developed Technology related to the Development Agreement.

6.1 Each Party will cross-license the other Party for use of the Other Non-Developed Technology as follows:

6.2.a. For Welch Allyn, for all applications other than for In-Vivo Spectroscopy for Cervical Cancer.

6.2.b. For SpectRx, for all applications.

6.1 There will be no royalty on the use of the cross-license

7. Release of Claims between the Parties.

7.1 Each Party hereby releases the other Party from any and all liabilities and causes of action based on: a) claims arising out of termination of the Development Agreement or b) claims arising out of a default in performance under the Development Agreement that are based on acts or omissions that are known or disclosed to the non-defaulting party before the time of executing this Agreement, including without limitation: i) indemnity for legal expenses incurred in litigation between the Parties and Ampersand Medical Corp, et al, and ii) theft of assets in SpectRx's possession that were jointly acquired and owned by the Parties under the Development Agreement for use in the Project.

Parties agree to notify each other promptly of each infringement or possible infringement of the patent rights of which either party becomes aware.

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PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND PATENT VALIDITY, WITH RESPECT TO PATENT RIGHTS AND KNOW-HOW RELATING TO DEVELOPED TECHNOLOGY, DERIVED TECHNOLOGY, AND TECHNOLOGY OTHERWISE PROPRIETARY TO EACH PARTY. FURTHERMORE, PARTIES AGREE NOT TO DIRECTLY OR TO ASSIST THIRD PARTIES TO CHALLENGE VALIDITY OF PATENTS GRANTED NOW OR IN THE FUTURE OF DEVELOPED TECHNOLOGY, DERIVED TECHNOLOGY AND TECHNOLOGY OTHERWISE PROPRIETARY TO EACH PARTY RELATED TO THE DEVELOPMENT AND COMMERCIALIZATION AGREEMENT AND THE TERMINATION AGREEMENT THEREOF.

This release does not apply to: a) obligations required by this Agreement, b) claims based on acts or omissions which constitute a breach of the Development Agreement and were unknown to the non-defaulting party before the time of execution of this Agreement, and c) claims based on acts or omissions which occur after the execution of this Agreement and constitute breaches of the Articles or Sections of the Development Agreement that survive expiration, as identified in Section 9.1 following.

8. Public Disclosures.

8.1 The Parties jointly will develop guidelines for, or the specific content and form of, disclosures to the Parties' personnel and independent contractors who have provided services related to the Project, informing them of the circumstances relating to and terms and conditions of this Agreement. SpectRx has developed a communication outline for the purpose of disclosure of the circumstances relating to this Agreement. However, the communication outline shall not be issued until after review by Welch Allyn and incorporation of any reasonable changes requested by Welch Allyn which are not inconsistent with applicable securities laws and regulations. Except as provided in this section and in article 11 of the Agreement, the Parties shall endeavor to maintain in confidence the circumstances relating to and the terms and conditions of this Agreement. Notwithstanding any provision of this Agreement to the contrary, neither Party shall have any liability to the other for any disclosures of the termination of the Development Agreement and the Project.

9. General Provisions.

9.1 Section 15.6 of the Development Agreement is restated as follows:

Articles XI, XIII, XIV, XVI, XVII, and Sections 7.1, 7.2, and 12.2 shall survive termination of this Agreement.

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9.2 The Parties will in good faith attempt to resolve disputes under this Agreement by discussions between their executive management. If any dispute is not resolved by this means, the dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, including an injunction. The arbitration shall be conducted by a single arbitrator in Washington, D.C. The expenses of the arbitration shall be borne between the Parties as determined by the arbitrator, except that each Party shall bear the cost of its own experts, evidence, and legal counsel.

9.3 All notices and other communications required or desired to be served, given, or delivered hereunder shall be made in writing or by a telecommunications device capable of creating a written record and shall be addressed to SpectRx or Welch Allyn to be notified as follows:
(A)
	If to SpectRx:	SpectRx, Inc. Attention: Chief Executive Officer 6025A Unity Drive Norcross, GA 30071 Telephone Number: (770) 242-8723 Telecopy Number: (770) 242-8639
(B)	If to Welch Allyn:	Welch Allyn, Inc. Attention: Corporate Counsel 4341 State Street Road P.O. Box 220 Skaneateles Falls, New York 13153-0220 Telephone Number: (315) 685-4100 Telecopy Number: (315) 685-4496

or, at such other address designated by such Party in a written notice to the other Party. Notices shall be deemed to have been duly given (i) if delivered personally or otherwise actually received, (ii) if sent by overnight delivery service, (iii) if mailed by first class United States mail, postage prepaid, registered or certified, with return receipt requested, or (iv) if sent by telecopy for which confirmation of receipt is recorded. Notice mailed as provided in clause (iii) above shall be effective upon the expiration of three (3) business days after its deposit in the United States mail, and notice sent as provided in clause (iv) above shall be effective upon successful transmission. Notice given in any other manner described in this paragraph shall be effective upon receipt by the addressee thereof. Changes in addresses, addressees, phone numbers, and telecopy numbers may be specified by written notice.

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9.4 The section headings used herein are for reference and convenience only, and shall not enter into the interpretation of this Agreement. Any exhibits referred to in this Agreement and attached, or to be attached hereto, are incorporated herein by reference.

9.5 No delay or omission by either Party in exercising any right or power occurring upon any noncompliance or default by the other Party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either Party of any obligation to be performed by the other shall not be construed as a waiver of any succeeding breach of this Agreement. Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to any remedies available at law, in equity, or otherwise.

9.6 This Agreement shall be governed by and construed in accordance with the laws of Georgia, excluding its laws governing conflict of laws.

9.7 This Agreement and the other agreements specifically referred to herein constitute the entire agreement between the Parties, and supercede all prior agreements or understandings. No change, waiver, or release relating to this Agreement shall be valid unless it is in writing and executed by the Party against whom it is to be enforced.

8.8 If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and there shall be substituted for the provision at issue a valid and enforceable provision as similar as possible to the invalid provision.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the Effective Date.

SPECTRX, INC. By: /s/ THOMAS H. MULLER, JR. Print Name: Thomas H. Muller, Jr. Title: Exec. VP and CFO	WELCH ALLYN, INC. By: /s/ EARL DE CARLI Print Name: Earl DeCarli Title: Vice President & General Manager

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EXHIBIT A - SPECTRX ONLY

REFERENCE ID # SpectRx Reference	TITLE
[*]CD001	Apparatus and Method for Determining Tissue Characteristics
[*]CD001	Apparatus and Method for Determining Tissue Characteristics
[*]CD002	Multi-Modal Optical Cancer Diagnostic System
[*]CD003	Multi-Modal Optical Cancer Diagnostic System
[*]CD001	Method for Protecting a Fiber Optic Probe and the Resulting Fiber Optic Probe
[*]CD002	Apparatus and Method for Determining Tissue Characteristics
[*]CD001	[*]
[*]CD004	[*]
[*]CD003	[*]
U.S. Patent No. 5,203,328	Apparatus and Methods for Quantitatively Measuring Molecular Changes in the Ocular Lens
U.S. Patent No. 5,582,168	Apparatus and Method for Measuring Characteristics of Biological Tissues and Similar Materials
[*]MG001	Method and Apparatus for Determining a Duration of a Medical Condition
[*]BR001	Apparatus and System for Calibrating Measurement Systems

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REFERENCE ID #SpectRx Reference	TITLE
[*]BR001/CON	Apparatus and System for Calibrating Measurement Systems
[*]BR002/CON	Spectroscopic System with Disposable Calibration Device
[*]BR003	Analyzing System with Disposable Calibration Device
[*]BR004	Disposable Calibration Target
[*]BR004/CON	Disposable Calibration Target
[*]BR004/CIP	Disposable Calibration Device
[*]BR005	[*]
[*]BR001	[*]
[*]BR001	[*]

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EXHIBIT B - DEVELOPED TECHNOLOGY
REFERENCE ID # SpectRx Reference	TITLE
[*]CD003	Mounting and Stabilizing Attachment Device (a.k.a. Speculum & Optical Probe Mount)
[*]CD005	Optical Disease Detection Using Imaging and Spectroscopic Analysis
[*]CD006	Initial Disclosure on Imaging Interferometer
[*]CD007	Apparatus and Method for Determining Tissue Characteristics
[*]CD008	Modifications to Stand Off, Structured Illumination and Imaging Device (Hybrid) Device to Provide for an Alternative Where a Coherent Imaging Fiber Bundle is No Longer Necessary for Collecting Light
[*]CD009	Endocervical Probe Accessory for Use with Cervical Dysplasia Detection Device
[*]CD011	Endocervical Probe Integration into a Standoff Ectocervix Optical Interrogation Device
[*]CD001	Endocervical Probe with Contrast Medium
[*]CD002	Endocervical Probe Integration with Ectocervical Probe
[*]CD004	Endocervical disclosures
[*]CD006	Use of Acetic Acid and Other Contrast Agenst for the Spectroscopic Imaging of Tissue
[*]CD007	Endocervical probe disposable extension and cover
[*] Record of Invention No. 281-355	LED array for low cost, patterned illumination of the cervix

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REFERENCE ID # SpectRx Reference	TITLE
[*] Record of Invention [*]	Subject: Probe design and methods for a cervical cancer detection "Optical Biopsy" product

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EXHIBIT C -

OTHER NON-DEVELOPED TECHNOLOGY (ONDT)

REFERENCE ID #	TITLE	COMMENTS
International Patent Application No. PCT/US99/20646	Multi-Modal Optical Cancer Diagnostic System	ONDT limited [*] All other technology and concepts proprietary to SpectRx only.
International Patent Application No. PCT/US00/06428	Apparatus and Method for Determining Tissue Characteristics	ONDT limited [*] All other technology and concepts proprietary to SpectRx only.

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